New Products, Strong Inventory Make Ford America's Top-Selling Automaker For Second Straight Month; Ford Brand SUVs Post Best October Results in 21 Years; F-Series Expands Lead; October New Vehicle Orders Hit 77,000; Lincoln Brand SUV Sales Continue to Climb

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October 2021 SALES

	Total Vehicle	Truck	SUV	Car
Total U.S. Sales	**175,918**	**94,449**	**78,327**	**3,142**
Total Sales vs. Oct. 2020	-4.0%	-7.0%	12.8%	-74.3%
Retail Sales vs. Oct. 2020	-3.8%	-8.0%	14.2%	-72.5%

HIGHLIGHTS

- **Expanding inventories and new products made Ford America's No. 1 selling automaker for a second straight month.** Stronger inventories going into October, along with new product introductions, pushed Ford's retail sales to another sequential retail gain of 16.2 percent. Retail share expanded to an estimated 14.5 percent – up 1.6 percentage points over September share results.
- **Ford gross stock levels continue to grow, totaling 243,000 vehicles at the end of October** – this is up 7,000 vehicles over last month, placing Ford in a strong position relative to its competition as Ford closes out the year.
- **Ford took in 77,000 retail orders for new vehicles in October – up 25,000 compared to September's new vehicle orders.** With improving vehicle inventory, Ford is filling these customer orders at record rates, with 32 percent of retail sales in October coming from a previously placed new vehicle order. This is Ford's third straight month above 30 percent and compares favorably to just 6 percent last year.
- **October was an electrified vehicle sales record for Ford, with 14,062 electrified vehicles sold – up 195 percent over last year.** Ford's E-Transit is sold out and the electric F-150 Lightning has more than 160,000 reservations.
- **Ford Total Pickup Truck retail sales jumped 25.0 percent over September.** F-Series retail sales increased 14.2 percent, while Ranger retail sales were up 60.0 percent. The all-new Maverick completed its first full month of sales – adding an additional 4,140 vehicles to Ford's truck sales portfolio.
- **Ford brand SUVs posted their best October retail sales in 21 years.** Retail sales were up 17.4 percent over a year ago on the strength of the new Bronco, Bronco Sport and Mustang Mach-E. These three new SUVs drove sales higher with total combined sales of 19,413 SUVs. On total sales of 70,002, Ford was America's best-selling SUV brand in October.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 184,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"Continuous improvement in inventories and new products made Ford the best-selling automaker in America for the second month in a row, which was last accomplished 23 years ago. Retail sales improved 16 percent, relative to September, with retail share up 1.6 percentage points. We also had our third consecutive month with over 30 percent of our retail sales coming from customer orders, while also adding 77,000 new orders in October. F-Series, strong SUV sales driven by Bronco, Bronco Sport, Mustang Mach-E and the first full month of Maverick sales really fueled our performance."

– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Commercial

In a few weeks, Ford begins production of its all-new E-Transit, an all-electric version of the world's best-selling Transit van. Ford's all-electric F-150 Lightning has now accumulated over 160,000 reservations. **October commercial sales were up 18 percent** over last year, with Ranger and F-Series up 35 and 15 percent, respectively. Transit was up 6 percent.



Ford Trucks

Sales of the all-new Maverick totaled 4,140, outselling Hyundai's all-new Santa Cruz for the month. Turning on dealer lots in less than 5 days, over a quarter of Maverick customers are between the age of 18 to 35; this is more than double the overall industry rate for this age group of just 12 percent. F-Series retail sales were up 14.2 percent compared to September. With 603,090 sold this year, **F-Series is on track to produce its 45th straight year of truck leadership.** F-Series is now 126,689 trucks ahead of the second-place competitor.



Ford SUVs

Sales of the all-new Bronco continue to grow as inventory flows. In-transit inventory of Bronco is up 11.7 percent over September, with Bronco sales for the month totaling 7,364 SUVs – up 117 percent at retail relative to September. **Bronco Sport sales totaled 9,201, outselling Jeep's Cherokee and Compass combined** in October. Bronco Sport inventory continues to turn very quickly on dealer lots at just 9 days.



Ford Performance

Mustang Mach-E retail sales jumped 76.9 percent in October, with 21,703 vehicles sold year to date. Over 90 percent of Mustang Mach-E owners say they would recommend a Mustang Mach-E to other customers. To date, Mustang Mach-E ranks second in sales in the full-electric SUV segment, behind Tesla's Model Y.



Lincoln SUVs

Lincoln retail sales gained 8.0 percent from September, with gross stock inventory continuing to improve. Lincoln's new Nautilus was up 15.8 percent over October last year. Lincoln's Corsair was up 24.0 percent relative to September. Lincoln also saw a 21.8 percent increase in Aviator sales over September, as Aviator in-transit inventories expanded 6.2 percent over last month.